FOR IMMEDIATE RELEASE             FOR FURTHER INFORMATION CONTACT:
---------------------             --------------------------------
November 9, 2005                  Vito S. Pantilione, President and CEO
                                  Ernest D. Huggard, Senior Vice President, CFO
                                  (856) 256-2500



                Parke Bancorp, Inc. Announces 5% Stock Repurchase

         Washington Township, New Jersey - Parke Bancorp, Inc. (Nasdaq: PKBK), the holding company for Parke Bank, announced today that the Board of Directors has authorized the Company to repurchase up to approximately 115,000 shares or 5% of the Company's outstanding common stock. The repurchases will be made from time to time in open market or privately negotiated transactions at the discretion of management during the next twelve months, or such shorter or longer time as the Company may decide, subject to the availability of stock. The timing of the repurchases will depend on market conditions and other requirements. Mr. Vito S. Pantilione, President of the Company, stated that "we believe our stock represents an excellent investment for the Company and our repurchases could potentially mitigate the possible dilutive effects of the Company's stock benefit plans."

         Parke Bancorp, Inc. was incorporated in January 2005. It commenced operations on June 1, 2005, with the completion of the reorganization of Parke Bank into the holding company form of organization. Parke Bancorp, Inc. maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey. It conducts its banking business through Parke Bank which has branch offices located in Northfield, New Jersey and two branch offices located in Washington Township, New Jersey. In addition, the Bank has a loan production office in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small to mid-sized businesses in Gloucester, Atlantic and Cape May Counties in New Jersey and the Philadelphia area in Pennsylvania. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the Nasdaq Stock Market under the symbol "PKBK."

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.